Exhibit 99.1

National Holdings Corporation Completes Merger with Gilman Ciocia

NEW YORK, NY, October 16, 2013 – National Holdings Corporation (OTC BB: NHLD) (”National Holdings” or the “Company”) today announced the completion of its previously announced merger with Gilman Ciocia. The combination creates a diversified investment bank and independent broker-dealer with more than 825 registered representatives and broad financial product and service offerings catering to retail and institutional clients.

Today’s announcement follows shareholder approval of the transaction at the Special Meeting of Stockholders of Gilman Ciocia held on September 9, 2013, as well as receipt of all regulatory approvals. Under the terms of the definitive agreement, Gilman Ciocia shareholders received 22.7 million shares of National Holdings’ common stock, based on an exchange ratio of 0.235019 shares of the Company’s common stock. Additionally, the consideration includes the assumption of approximately $5.4 million in debt, which was repaid in full at the closing of the merger. As of the close of business on October 15, 2013, Gilman Ciocia ceased trading on the OTC BB.

Mark D. Klein, National Holdings’ Chief Executive Officer and Co-Executive Chairman, commented, “The completion of our merger with Gilman Ciocia builds upon our established corporate finance and broker-dealer platform and represents a significant milestone in the execution of our growth strategy. The combination also broadens our products and services offerings to financial planning and tax preparation, which we expect to serve as a catalyst ahead of the 2014 tax season beginning in our second fiscal quarter of the year.”

As part of the transaction, National Holdings will add two independent board members, Frederick Wasserman and James Ciocia, from Gilman Ciocia to its board of directors. This will expand National Holdings’ board to 11 members from nine, with seven independent board members. These additions will further diversify National Holdings’ board while strengthening the representation over the Company’s full range of financial products and services.

National Holdings offers a variety of financial products and services, including retail brokerage, corporate finance, sales and trading, asset management, financial planning, market making, tax preparation, insurance and annuities and research. As a subsidiary of National Holdings, Gilman Ciocia is a highly focused, specialized firm dedicated to providing individuals with tax preparation and financial planning services. As of June 30, 2013, Gilman Ciocia had 26 Company-owned offices operating in New York, New Jersey and Florida. Leveraging its leading corporate brand since its founding in 1981, Gilman Ciocia also provides financial planning services through 26 independently owned and operated offices in eight states. For the full fiscal year ended June 30, 2013, consolidated net revenues for Gilman Ciocia were approximately $37.3 million.

Mark Goldwasser, President and Chief Executive Officer of the Company’s broker-dealer subsidiary, National Securities, added, “We are pleased to welcome Michael Ryan and the Gilman Ciocia team. Together, we have identified significant synergies that make this merger attractive and we are excited by the future prospects of our combined business and ability to gain market share in the financial services industry. Looking ahead, we are quickly progressing with the integration led by Michael Ryan and his team, and expect to realize the anticipated synergies and cost savings ahead of schedule.”

Mr. Wasserman, 59, brings to National Holdings more than 35 years of management and financial consulting experience as a member of several public and private company board of directors, including as a director of Gilman Ciocia since September 2007. He currently serves as the President of FGW Partners, LLC, which provides management and financial consulting services. He received a B.S. in Economics from The Wharton School of the University of Pennsylvania in 1976.

Mr. Ciocia, 57, brings to National Holdings more than 30 years of business and operating experience as well as expertise in the areas of tax preparation and financial planning. He has served as chairman of Gilman Ciocia’s Board of Directors and was the principal founder of the firm in 1981. He held the position of CEO of Gilman Ciocia since the company’s founding in 1981 until November 2000. He received a B.S. in Accounting from St. John's University.

About National Holdings Corporation

National Holdings Corporation is a full-service investment banking and asset management firm that provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading and equity research, financial planning, market making, tax preparation, insurance and annuities, to corporations, institutional investors and high-net-worth clients. With over 1,000 Independent advisors, brokers, traders and sales associates, the Company is a leading Independent Advisor and Broker services company. National Holdings operates through four subsidiaries: National Securities Corporation, vFinance Investments, Inc., National Insurance Corporation and National Asset Management, Inc. and Gilman Ciocia, Inc. The Company was founded in 1947 and is headquartered in New York and Florida. For more information, visit www.nhldcorp.com.

Safe Harbor Statements

This release contains forward-looking statements within the meaning of the federal securities laws. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on significant potential risks and uncertainties that may also cause differences includes, but is not limited to, those mentioned by National Holdings from time to time in their filings with the SEC. The words “may,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “could,” “would,” “should,” “seek,” “continue,” “pursue” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. National Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of our Annual Report on Form 10-K and in or periodic reports on Form 10-Q, and, therefore, readers should not place undue reliance on these forward-looking statements.

Contacts:

National Holdings Corporation

Mark Klein, 212-417-8150

Chief Executive Officer and Co-Chairman

Or

Prosek Partners

Nick Rust, 212-279-3115

nrust@prosek.com